EXHIBIT 4(a)

                               UNITY BANCORP, INC.
                                STOCK BONUS PLAN

     i. PURPOSE. The Stock Bonus Plan (the "Plan") is intended to provide incentives which will retain highly competent key members of management of Unity Bancorp, Inc. (the "Company"), First Community Bank (the "Bank") and any other subsidiaries, direct or indirect, which the Company may form in the future (collectively, the "Group") by providing them with a bonus in the form of shares of the common stock of the Company, no par value per share ("Stock") pursuant to awards ("Awards") described herein.

     ii. ADMINISTRATION. The Board of Directors of the Company (the "Board") shall supervise and administer the Plan. Any questions of interpretation of the Plan or of any Awards issued under it shall be determined by the Board and such determination shall be final and binding upon all persons. The Board is authorized to, subject to the provisions of this Plan, select Participants from among the eligible Participants (as set forth under Section 3) to receive Awards, to determine the number of shares of Stock subject to each Award, to establish the terms and conditions of each such Award, to establish such rules and regulations as the Board deems necessary for the proper administration of the Plan and to make whatever determinations and interpretations in connection with the Plan as it deems necessary or advisable. All the determinations and interpretations made by the Board shall be binding and conclusive on all Plan Participants and on their legal representatives and beneficiaries.

     iii. PARTICIPANTS. Participants shall consist of select key members of management of the Company, including employees and non-employee directors of the Group as the Board may select from time to time.

     iv. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance as Awards under the Plan an aggregate of 50,000 shares of Stock.

     v. AWARDS. Awards will consist of shares of Stock transferred to Participants as a bonus for service rendered to the Group. Upon any such grant, the Company shall notify the recipient of the grant and the certificate representing the Stock will be delivered to the Participant as soon as practicable.

     vi. DURATION, AMENDMENT, AND TERMINATION. No Award shall be granted more than ten (10) years after the date of adoption of this Plan. The Board may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Award or change the terms and conditions thereof.

     vii. NOTICE. Any and all notices, consents, offers, acceptances, or any other communications provided for herein shall be given in writing which shall be addressed, in the


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case of the Company, to its principal office, and in the case of a Participant, to his residence, or to any other address as may be designated by him after giving appropriate notice of such other address to the Company.

     viii. BENEFIT. Except as herein otherwise provided, this Plan shall inure to the benefit of and shall be binding upon the Company, its successors and assigns, and a Participant, his executor or legal representative, heirs, legatees, and successors.

     ix. CONSTRUCTION. This Plan has been adopted in the State of New Jersey and shall be construed pursuant to the laws of the State of New Jersey in effect at the time of such construction. In construing this Plan, the singular shall be deemed to include the plural, and the masculine the feminine, and vice versa, except where the context clearly requires otherwise.

     x. TITLES. Captions and titles of articles and sections are provided for convenience only and are not intended to affect the substance of this Plan.

     xi. NO EMPLOYMENT OR CONTINUED SERVICE. Participation in this Plan shall not be deemed to be a contract between any member of the Group and any Participant. Nothing contained herein may be deemed to give any Participant the right to be retained in the employ of any member of the Group or to continue service of the Board of Directors of any member of the Group.

     xii. NO FIDUCIARY RELATIONSHIP. Neither the establishment and maintenance of this Plan, nor any action taken by the Company or the Board hereunder, shall create or be deemed to create a trust or fiduciary relationship of any kind between any member of the Group and any Participant or other person.


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